March 19, 2010

To the Shareholders of microHelix, Inc.

Re:  2010 Annual Shareholders Meeting

Dear Shareholders:

The annual meeting (the "Meeting") of the shareholders of microHelix, Inc. (the "Company") will be held at the Company's offices, 5300 Meadows Road, Suite 400, Lake Oswego, Oregon 97035 on Wednesday, March 31, 2010 at 10:00 a.m. Pacific Time.  The business to be conducted at the Meeting will be to vote upon (1) the election of each of James T. Quist, Thomas A. Sidley and Donald H. Megrath as directors of the Company, each to serve until the next annual meeting of the shareholders or until their respective successors are elected or appointed; (2) the amendment of the Company's Amended and Restated Articles of Incorporation, as amended (the "Articles"), to authorize a 1-for-10 reverse stock split (the "Reverse Stock Split") of the Company's common stock ("Common Stock"); (3) the amendment of the Articles to authorize the creation of two classes of Common Stock:  Class A Common Stock and Class B Common Stock (the "Common Stock Amendment"); (4) the amendment of the Articles to change the name of the Company from microHelix, Inc. to CarePayment Technologies, Inc. (the "Name Change Amendment"); and (5)  the approval of the Company's 2010 Stock Incentive Plan.  Each of these proposed shareholder actions is discussed in further detail on attached Exhibit A.  The anticipated text of the amendments to the Articles to effect the Reverse Stock Split, the Common Stock Amendment and the Name Change Amendment are on attached Exhibit B.

Directors will be elected by a plurality of votes present at the Meeting.  A vote in favor of the Reverse Stock Split and the Common Stock Amendment by a majority of the outstanding shares of Common Stock and of Series D Preferred Stock, voting as separate voting groups, present at the Meeting is required to approve the Reverse Stock Split and the Common Stock Amendment.  A vote in favor of the Name Change Amendment and the 2010 Stock Incentive Plan by a majority of the outstanding shares of Common Stock and of Series D Preferred Stock, voting together as a single class, present at the Meeting is required to approve the Name Change Amendment and the 2010 Stock Incentive Plan.

Shareholders of record on March 5, 2010 (the "Record Date") shall be entitled to vote at the Meeting.  As of the Record Date, there were 13,832,844 outstanding shares of Common Stock and 1,000,000 shares of Series D Preferred Stock entitled to vote at the Meeting.  A quorum requires the presence in person or by proxy at the Meeting of the holders of a majority of the shares of each class entitled to vote as a separate voting group on that matter.

The Company will not be soliciting proxies for the Meeting because the holders of more than 85% of the shares of Common Stock eligible to vote and 100% of the Series D Preferred Stock eligible to vote have informed the Company of their intent to vote to elect Messrs. Quist, Sidley and Megrath as directors, and to vote to approve the Reverse Stock Split, the Common Stock Amendment, the Name Change Amendment and the 2010 Stock Incentive Plan.

Shareholders with questions or comments should contact Thomas A. Sidley, President of the Company, at tsidley@aequitascapital.com.

By Order of the Board of Directors

Thomas A. Sidley, President

EXHIBIT A

Item 1.         Election of Directors

Introduction

At the Meeting, shareholders will vote on the election of three individuals to the Company's Board of Directors.  The Company's Bylaws allow the shareholders to elect directors at each annual meeting.  If elected, each individual director will serve until the next annual meeting of shareholders or until his successor is elected or appointed.  The biography of each nominee is set forth below.

Nominee Biographies

Mr. James Quist is currently the Executive Chairman and Chief Executive Officer of the Company.  Mr. Quist founded Mede in 2001, as a successor company to two healthcare technology companies he founded starting in 1994. These companies provided electronic claims transaction processing and revenue cycle services that leveraged technology to create operational efficiency.  He presently serves in consulting roles for several start-up technology companies and healthcare service organizations.  Mr. Quist attended the University of Washington and served in the U.S. Merchant Marines.

Mr. Thomas Sidley is the Company's President and the Chair of the Company's Board of Directors.  He has an extensive 20-year background in finance, banking and asset securitization.  He has successfully started and built two financial services companies, as well as managed the sale and divestiture of a large national mortgage company.  His corporate banking experience includes senior and subordinated debt facilities, structured finance and commercial real estate.  Mr. Sidley is currently Senior Managing Director of Aequitas Capital Management, Inc., which is an owner of the Company's Common Stock and is the manager (or the affiliate of a manager) of holders of the Company's Common Stock and Series D Preferred Stock.  Mr. Sidley has a B.S. degree in Business Administration from Portland State University and an M.B.A. with High Honors in Finance from Boston University.

Mr. Donald Megrath is currently a member of the Company's Board of Directors.  He is an experienced financial and operations executive with more than 18 years of collective consulting experience in media and technology services companies before his involvement in the investment banking and fund management business over the last five years.  He has served as VP Finance and CFO in private and public companies.  Mr. Megrath is currently a Senior Associate at Aequitas Capital Management, Inc., which is an owner of the Company's Common stock and the manager (or the affiliate of a manager) of holders of the Company's Common Stock and Series D Preferred Stock.  Mr. Megrath has a B.A. degree in Telecommunications and an M.B.A. from George Fox University.

Vote Required

The holders of Common Stock and the holder of Series D Preferred Stock vote together as a single class for the purpose of electing directors.  Each director will be elected by a plurality of votes cast at the Meeting.  Holders of more than 85% of the Common Stock and 100% of the Series D Preferred Stock have informed the Company of their intent to vote in favor of the election of each of Mr. Quist, Mr. Sidley and Mr. Megrath.

EXHIBIT A - Page 1

Item 2.         1-for-10 Reverse Stock Split

General

At the Meeting, shareholders will be voting on a proposed amendment to the Company's Articles to effect a reverse stock split of the Common Stock at a ratio of 1-for-10 (the "Reverse Stock Split").  The proposed text of the amendment effecting the Reverse Stock Split is set forth on Exhibit B attached to the Notice of Meeting.  If the Reverse Stock Split is approved by the shareholders, the Board of Directors intends, promptly following the Meeting, to effect the Reverse Stock Split by filing an appropriate amendment to the Company's Articles.

The Board of Directors reserves the right, notwithstanding shareholder approval and without further action or approval by the shareholders, to decide not to proceed with the Reverse Stock Split if at any time prior to its effectiveness the Board of Directors determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its shareholders.

Background and Purpose for the Reverse Stock Split

The primary purpose of the Reverse Stock Split is to reduce the number of shares of Common Stock outstanding and thereby increase the number of authorized shares the Company may issue in the future.  The Board of Directors believes that the Reverse Stock Split will increase the Company's flexibility in responding to future capital requirements.  The Reverse Stock Split, together with the Common Stock Amendment, will also enable the Company to comply with its contractual obligation under the Class B Warrant (described in Item 3 below).

Certain Risks Associated with the Reverse Stock Split

The Company cannot predict the effect of the Reverse Stock Split upon the market price for the Common Stock, and the history of similar stock split combinations for companies in like circumstances is varied.  There is no assurance that:

•
the market price per share of the Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of the Common Stock outstanding resulting from the Reverse Stock Split;

•	the Reverse Stock Split will not adversely impact the market price of the Common Stock; or

•	the marketability of the Common Stock will improve as a result of approval of the Reverse Stock Split.

The market price of the Common Stock will be based on the Company's performance and other factors, many of which are unrelated to the number of shares outstanding.  If the Reverse Stock Split is effected and the market price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company's overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.  Furthermore, the reduced number of shares that would be outstanding after the Reverse Stock Split may significantly reduce the trading volume of the Common Stock and could otherwise adversely affect the liquidity of the Common Stock.

The Reverse Stock Split, if effected, may result in some shareholders owning "odd-lots" of less than 100 shares of the Common Stock.  Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

EXHIBIT A - Page 2

Principal Effects of the Reverse Stock Split

If approved and effected, the Reverse Stock Split would have the following principal effects:

•	at the time the Reverse Stock Split is effected, every ten shares of Common Stock will automatically be combined and converted into one share of Common Stock;

•	the number of shares of Common Stock issued and outstanding will be reduced proportionately, reducing the total number of issued and outstanding shares of Common Stock to approximately 1,383,285; and

•
proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding securities that are convertible into shares of Common Stock, which will result in approximately the same aggregate price being required to be paid upon exercise or conversion of such convertible securities as would have been required to be paid immediately preceding the Reverse Stock Split.

If approved and effected, the Reverse Stock Split will be effected simultaneously for all of the Common Stock and the ratio will be the same for all of the Common Stock.  As described below, fractional shares created by the Reverse Stock Split will be rounded up to the nearest whole share.  The Reverse Stock Split will affect all shareholders uniformly and will not affect any shareholder's percentage ownership interest in the Company, except to the extent of such rounding.

Upon the effectiveness of the Reverse Stock Split, the number of authorized shares of Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of Common Stock issued and outstanding as a result of the Reverse Stock Split.  As of March 5, 2010, the Company had 75,000,000 shares of Common Stock authorized and 13,832,844 shares of Common Stock issued and outstanding.  In addition, the Company had, as of March 5, 2010, outstanding convertible securities that, if converted, would total approximately 73,087,890 shares of Common Stock (of which 65,100,917 are convertible into Class B Common Stock, as described in Item 3 below).  Authorized but unissued shares will be available for issuance by the Company in financings or otherwise.  If the Company issues shares of preferred stock or additional shares of Common Stock, including shares of Class A or Class B Common Stock if the Common Stock Amendment is effected, the ownership interest of holders of Common Stock may be diluted.  Also, the issued shares of preferred stock may have rights, preferences or privileges senior to those of the Common Stock.

The Company has 10 million shares of blank check Preferred Stock authorized.  The Company previously issued 279,070 shares of its Series C Preferred Stock, which were later converted by the holders into shares of Common Stock.  Upon such conversion, the shares of Series C Preferred Stock were cancelled, and are not re-issuable by the Company.  As a result, the Series C Preferred Stock was eliminated from the shares of capital stock the Company is authorized to issue.  The Company currently has designated 1,200,000 shares of Series D Preferred Stock, of which 1,000,000 shares are issued and outstanding.  If all of the authorized shares of Series D Preferred Stock are issued and subsequently redeemed or converted, the remaining number of authorized but unissued shares of blank check Preferred Stock available for issuance, without further shareholder approval, would be 8,520,930.

EXHIBIT A - Page 3

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Company's Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the Reverse Stock Split is not being proposed in response to any effort of which the Company is aware to accumulate shares of Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend to the Company's Board of Directors and shareholders a series of similar amendments to the Company's Articles.  Other than the Reverse Stock Split and the Common Stock Amendment, the Company's Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Company's Articles that could be construed to affect the ability of third parties to take over or change the control of the Company.

The currently issued and outstanding Common Stock will remain fully paid and non-assessable.  The respective voting rights and other rights that accompany the Common Stock will not be altered by the Reverse Stock Split.  The par value of the Common Stock and the Company's total shareholders' equity will not be affected by the Reverse Stock Split.

Fractional Shares

The conversion of a shareholder's existing shares into post-Reverse Stock Split shares may result in the creation of fractional shares.  No cash, scrip or fractional certificates will be issued in connection with the Reverse Stock Split.  All fractional shares will be rounded up to the nearest whole share.  Post-Reverse Stock Split shares issued due to upward rounding will be issued solely to save the expense and administrative burden of issuing fractional shares, and do not represent separately bargained-for consideration.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the shareholders approve the Reverse Stock Split, and if the Board of Directors implements the Reverse Stock Split, the Company will file an amendment to the Company's Articles (the "Amendment") with the Oregon Secretary of State.  The Reverse Stock Split will become effective at the time the Amendment is filed, which is referred to as the "Effective Time."  Beginning at the Effective Time, each certificate representing pre-Reverse Stock Split shares of Common Stock will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares.  The text of the Amendment to effect the Reverse Stock Split, if implemented, will be in substantially the form attached to this Notice of Meeting as Exhibit B; provided, however, that the form of Amendment is subject to modification to include such changes as may be required by the office of the Oregon Secretary of State and as the Board of Directors deems necessary and advisable to effect the Reverse Stock Split.

Following the Effective Time, transmittal forms and instructions specifying the details of the exchange will be mailed to each record holder of shares of Common Stock, to be used in forwarding such holder's Common Stock certificates for surrender and exchange for certificates evidencing the number of shares of Common Stock such shareholder holds as a consequence of the Reverse Stock Split.  The Company expects that Computershare Limited, its transfer agent, will act as exchange agent for this purpose.  Upon receipt of the transmittal form and instructions following the Reverse Stock Split, each shareholder should surrender the certificates evidencing shares of Common Stock in accordance with the applicable instructions.  Each shareholder surrendering share certificates will receive new certificates evidencing the whole number of shares of Common Stock to which such shareholder is entitled as a consequence of the Reverse Stock Split.  Shareholders will not be required to pay any transfer fee or other fees associated with the exchange of certificates.  New certificates of Common Stock will also be issued in due course as old certificates are tendered to the transfer agent for exchange or transfer.  SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES, NOR SHOULD SHAREHOLDERS SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

EXHIBIT A - Page 4

If the Common Stock Amendment is passed and effected, the Company anticipates that the exchange of certificates for shares of Common Stock as a result of the Reverse Stock Split will be completed simultaneously with the exchange of certificates for Common Stock for certificates of the same number of shares of Class A Common Stock.  See the discussion of the Common Stock Amendment below.

Federal Income Tax Consequences

The following discussion generally describes the material federal income tax consequences of the Reverse Stock Split to the Company's shareholders and to the Company.  The following discussion does not address any foreign, state, local tax or alternative minimum income or other federal tax consequence of the proposed Reverse Stock Split.  The actual consequences for each shareholder will be governed by the specific facts and circumstances pertaining to that shareholder's acquisition and ownership of the Common Stock.  Thus, the Company makes no representations concerning the tax consequences for any particular shareholder.  The Company recommends that each shareholder consult with his or her own tax advisor concerning the tax consequences of the Reverse Stock Split, including federal, state and local, or other income tax.

The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Split.  However, the Company believes that because the Reverse Stock Split is not part of a plan to periodically increase a shareholder's proportionate interest in the Company's assets or earnings and profits, the Reverse Stock Split will have the income tax effects as described below.

Other than the rounding in connection with fractional share interests described above, the receipt of Common Stock in the Reverse Stock Split should not result in any taxable gain or loss to shareholders for federal income tax purposes.  If the Reverse Stock Split is effected, the tax basis of Common Stock received as a result of the Reverse Stock Split (including any shares issued pursuant to rounded fractional share interests) will be equal, in the aggregate, to the basis of the shares for the Common Stock held by a shareholder prior to the Reverse Stock Split.  For tax purposes, the holding period of the shares outstanding immediately prior to the effective date of the Reverse Stock Split will be included in the holding period of the Common Stock received as a result of the Reverse Stock Split.

No Appraisal or Dissenters' Rights

Under Oregon law, shareholders are not entitled to appraisal or dissenters' rights with respect to the Reverse Stock Split.

Vote Required

A vote in favor of the Reverse Stock Split by a majority of the outstanding shares of Common Stock and of Series D Preferred Stock, voting as separate voting groups, present at the Meeting is required to approve the Reverse Stock Split.  Holders of more than 85% of the Common Stock and 100% of the Series D Preferred Stock have informed the Company of their intent to vote in favor of the Reverse Stock Split.

Item 3.        Creation of Class A Common Stock and Class B Common Stock

General

At the Meeting, the shareholders will be asked to vote on a proposed amendment to the Articles that would divide the Common Stock into two classes, of which 65 million shares would be designated as Class A Common Stock and 10 million shares would be designated as Class B Common Stock (the "Common Stock Amendment").  Each share of Common Stock currently outstanding would be automatically converted into one share of Class A Common Stock, and would have one vote per share.  Each share of Class B Common Stock would have ten votes per share and would be convertible into one share of Class A Common Stock at the election of the holder.  The proposed text of the Common Stock Amendment is set forth on Exhibit B attached to the Notice of Meeting.  If the Common Stock Amendment is approved by the shareholders, the Board of Directors intends, promptly following the Meeting, to effect the Common Stock Amendment by filing an appropriate amendment to the Company's Articles.

EXHIBIT A - Page 5

Background and Purpose for the Common Stock Amendment

There is currently a warrant outstanding to purchase up to 65,100,917 shares of Class B Common Stock (the "Class B Warrant").  If the Reverse Stock Split is approved and effected, the Class B Warrant will be exercisable for up to 6,510,092 shares of Class B Common Stock.  Under the terms of the Class B Warrant, the Company is required to use its commercially reasonable efforts to amend the Articles to allow for the full exercise of the Class B Warrant and the issuance of shares of Class B Common Stock to the holder of the Class B Warrant.

Certain Risks Related to the Common Stock Amendment

If the Common Stock Amendment is adopted, and if the Company issues shares of Class B Common Stock pursuant to the exercise of the Class B Warrant or otherwise, the voting power of the current holders of Common Stock will be diluted.  The holders of Class B Common Stock will generally vote together with the holders of Class A Common Stock, except that in voting upon amendments to the Articles, the creation of a new class of stock having preference to the Class B Common Stock or certain other corporate actions as may be required by law, the holders of Class B Common Stock will vote as a separate voting group.  Each share of Class B Common Stock has ten votes, and each share of Class A Common Stock has one vote.  If the Common Stock Amendment is effected and the Class B Warrant is exercised, the holder of the Class B Common Stock would have 65,100,920 votes, as compared to 1,383,285 votes in the aggregate for all of the Class A Common Stock.  As a result, the current holders of Common Stock, which would automatically be converted into Class A Common Stock if the Common Stock Amendment is effected, would have limited power, if any, to affect the outcome of matters requiring shareholder approval.  The market price for, and the marketability and liquidity of, the Class A Common Stock may therefore be negatively impacted.

The authorization of Class B Common Stock, and its subsequent issuance, likely will have an anti-takeover affect as the holders of Class B Common Stock, as a group, will be able to approve, or block approval of, virtually all matters to be voted on by the Company's shareholders.

Following the effectiveness of the Reverse Stock Split, the Common Stock Amendment and issuance of all shares of Class B Common Stock upon exercise of the Class B Warrant, the voting power of the Company would be held substantially as follows:

EXHIBIT A - Page 6

Holder	Security	Number of Votes	Percentage of Votes
Aequitas Capital Management, Inc. *	Class B Common Stock	65,100,920	96.5%
Aequitas Commercial Finance, LLC *	Series D Preferred Stock	600,000	0.9%
CarePayment, LLC *	Series D Preferred Stock	400,000	0.6%
Aequitas Capital Management, Inc. *	Class A Common Stock	106,667	0.1%
Aequitas Catalyst Fund, LLC *	Class A Common Stock	462,603	0.7%
MH Financial Associates, LLC	Class A Common Stock	384,380	0.6%
Thurman Holdings I, Limited Partnership*	Class A Common Stock	297,620	0.4%
All Others	Class A Common Stock	132,015	0.2%
		67,484,205	100.00%

*           CarePayment, LLC, Aequitas Catalyst Fund, LLC, Aequitas Commercial Finance, LLC, MH Financial Associates, LLC and Thurman Holdings I, Limited Partnership are all affiliates of Aequitas Capital Management, Inc.

Principal Effects of the Common Stock Amendment

If approved and effected, the Common Stock Amendment would have the following principal effects:

•
The authorized shares of Common Stock will be divided into two classes, of which 65 million shares will be designated as Class A Common Stock and 10 million shares will be designated as Class B Common Stock;

•
Each share of currently outstanding Common Stock will automatically be converted into one share of Class A  Common Stock for a total of approximately 1,383,285 shares of Class A Common Stock outstanding;

•	All outstanding securities convertible into shares of Common Stock will automatically be convertible into shares of Class A Common Stock.

The shares of Class A Common Stock issued in exchange for shares of Common Stock will be fully paid and non-assessable.  The par value of the Common Stock and the Company's total shareholders' equity will not be affected by the Common Stock Amendment.

Procedure for Effecting the Common Stock Amendment and Exchange of Stock Certificates

If the shareholders approve the Common Stock Amendment, the Company will file an amendment to the Company's Articles with the Oregon Secretary of State.  The Common Stock Amendment will become effective at the time the amendment is filed, which is referred to as the "Effective Time."  Beginning at the Effective Time, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of shares of Class A Common Stock.  The text of the amendment to effect the Common Stock Amendment will be in substantially the form attached to this Notice of Meeting as Exhibit B; provided, however, that the form of amendment is subject to modification to include such changes as may be required by the office of the Oregon Secretary of State and as the Board of Directors deems necessary and advisable to effect the Common Stock Amendment.

EXHIBIT A - Page 7

Following the Effective Time, transmittal forms and instructions specifying the details of the exchange will be mailed to each record holder of shares of Common Stock, to be used in forwarding such holder's Common Stock certificates for surrender and exchange for certificates evidencing the number of shares of Class A Common Stock such shareholder holds as a consequence of the Common Stock Amendment.  The Company expects that Computershare Limited, its transfer agent, will act as exchange agent for this purpose.  Upon receipt of the transmittal form and instructions following the Common Stock Amendment, each shareholder should surrender the certificates evidencing shares of Common Stock in accordance with the applicable instructions.  Each shareholder surrendering share certificates will receive new certificates evidencing the whole number of shares of Class A Common Stock to which such shareholder is entitled as a consequence of the Common Stock Amendment.  Shareholders will not be required to pay any transfer fee or other fees associated with the exchange of certificates.  New certificates of Class A Common Stock will also be issued in due course as old certificates are tendered to the transfer agent for exchange or transfer.  SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES, NOR SHOULD SHAREHOLDERS SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

It is anticipated that the exchange for the Reverse Stock Split and the Common Stock Amendment will occur simultaneously.  As a result, the new certificate issued will reflect both the number of shares of Common Stock issued as a result of the Reverse Stock Split and the conversion of those shares into shares of Class A Common Stock.  For example, if a shareholder holds 1,000 shares of Common Stock prior to the Reverse Stock Split and the Common Stock Amendment, and both measures are approved, that shareholder would turn in his or her certificate representing 1,000 shares of Common Stock to the transfer agent, and would receive in exchange a certificate representing 100 shares of Class A Common Stock.

Federal Income Tax Consequences

The following discussion generally describes the material federal income tax consequences of the Common Stock Amendment to the Company's shareholders and to the Company.  The following discussion does not address any foreign, state, local tax or alternative minimum income or other federal tax consequence of the proposed Common Stock Amendment.  The actual consequences for each shareholder will be governed by the specific facts and circumstances pertaining to that shareholder's acquisition and ownership of the Common Stock.  Thus, the Company makes no representations concerning the tax consequences for any particular shareholder.  The Company recommends that each shareholder consult with his or her own tax advisor concerning the tax consequences of the Common Stock Amendment, including federal, state and local, or other income tax.  The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Common Stock Amendment.

The receipt of Class A Common Stock in the exchange for shares of Common Stock as a result of the Common Stock Amendment should not result in any taxable gain or loss to shareholders for federal income tax purposes.  If the Common Stock Amendment is effected, the tax basis of Class A Common Stock received as a result of the Common Stock Amendment will be equal, in the aggregate, to the basis of the shares for the Common Stock held by a shareholder prior to the Common Stock Amendment.  For tax purposes, the holding period of the shares outstanding immediately prior to the effective date of the Common Stock Amendment will be included in the holding period of the Class A Common Stock received as a result of the Common Stock Amendment.

EXHIBIT A - Page 8

No Appraisal or Dissenters' Rights

Under Oregon law, shareholders are not entitled to appraisal or dissenters' rights with respect to the Common Stock Amendment.

Vote Required

A vote in favor of the Common Stock Amendment by a majority of the outstanding shares of Common Stock and of Series D Preferred Stock, voting as separate voting groups, present at the Meeting is required to approve the Common Stock Amendment.  Holders of more than 85% of the Common Stock and 100% of the Series D Preferred Stock have informed the Company of their intent to vote in favor of the Common Stock Amendment.

Item 4.         Change of the Company's Name to CarePayment Technologies, Inc.

At the Meeting, shareholders will be voting on a proposed amendment (the "Name Change Amendment") to the Articles to change the Company's name to CarePayment Technologies, Inc.  The proposed text of the Name Change Amendment is set forth on Exhibit B attached to the Notice of Meeting.  If the Name Change Amendment is approved by the shareholders, the Board of Directors intends, promptly following the Meeting, to effect the Name Change Amendment by filing an appropriate amendment to the Company's Articles.

On December 31, 2009, the Company closed a series of transactions in which it became the 99% owner of WS Technologies LLC ("WS").  WS acquired the right to service and collect healthcare receivables generated by hospitals pursuant to the CarePayment® patient finance program, together with certain software and other assets that will be used to perform these services.  The Company no longer operates the lines of business that were historically conducted by microHelix and its wholly-owned subsidiary, Moore Electronics, Inc.  Instead, WS is the Company's primary asset.  Therefore, the Board of Directors believes it is prudent to change the Company's name to CarePayment Technologies, Inc. to better reflect the current state of its business.

A vote in favor of the Name Change Amendment by a majority of the outstanding shares of Common Stock and of Series D Preferred Stock, voting together as a single class, present at the Meeting is required to approve the Name Change Amendment.  Holders of more than 85% of the Common Stock and 100% of the Series D Preferred Stock have informed the Company of their intent to vote in favor of the Name Change Amendment.

EXHIBIT A - Page 9

Item 5.         2010 Stock Incentive Plan

The Board of Directors has adopted the 2010 Stock Incentive Plan (the "Plan"), and submits the Plan for stockholder approval in order to satisfy stockholder approval requirements of Section 162(m) of the Internal Revenue Code, with respect to performance-based compensation paid to certain executive officers of the Company and of Section 422(b) of the Internal Revenue Code, with respect to incentive stock options granted to employees of the Company.  The material features of the Plan are summarized below. The following summary does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of the Plan, which is attached as Exhibit C to the Notice of Annual Meeting.

General

The purpose of the Plan is to provide incentives which will attract, retain and motivate highly competent persons as officers, directors and employees of the Company and its subsidiaries and affiliates, by providing them with incentives and rewards in the form of rights to earn shares of the Common Stock of the Company.  The Plan authorizes the grant of incentive stock options (options that qualify under Section 422 of the Internal Revenue Code), nonstatutory stock options and restricted stock awards (each an "Award").

Shares Available for Grant

The maximum aggregate number of shares of Common Stock of the Company reserved and available for issuance pursuant to Awards under the Plan is 8,783,383 (which will become 878,338 after the Reverse Split), subject to adjustment under certain circumstances as specified in the Plan.  The maximum number of shares of Common Stock that may be the subject of an Award with respect to any individual participant during a Plan year cannot exceed 7,500,000 (which will become 750,000 after the Reverse Split).

If shares subject to restricted stock awards are forfeited, then such shares of Common Stock again become available for future Awards under the Plan.  If a stock option is forfeited or terminated before being exercised, then the corresponding shares of Common Stock again become available for future Awards under the Plan.  Notwithstanding the above, the aggregate number of shares of Common Stock that may be issued under the Plan upon exercise of incentive stock options will not be increased when restricted shares or other shares of Common Stock are forfeited.

Administration

The Plan will be administered by a committee (the "Committee") of the Company's Board of Directors (the "Board"), which consists of two or more directors appointed by the Board.  The Company is not currently subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), because it does not have a class of equity securities registered under Section 12 of the Exchange Act.  If the Company becomes subject to Section 16 of the Exchange Act in the future, the Plan requires that all of the members of the Committee be "non-employee directors" within the meaning of Rule 16b-3 of the Exchange Act and "outside directors" within the meaning of Treasury Regulation 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code (the "Code").

Subject to the provisions of the Plan, the Committee has the authority to determine:  (i) which officers, directors and employees will receive Awards, (ii) the time or times when Awards will be granted, (iii) the types of Awards to be granted, (iv) the number of shares of Common Stock that may be issued under each Award, and (v) the terms, restrictions and provisions of each Award.  The Committee has the authority to construe the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan and to make all other determinations necessary or advisable for administering the Plan subject to the express provisions of the Plan.  The determinations made by the Committee will be binding and conclusive.

EXHIBIT A - Page 10

Eligibility

Officers, directors and employees of the Company or its affiliates are generally eligible for Awards, but only officers and employees may be granted incentive stock options.  In addition, an officer or employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its parents or subsidiaries may not be granted an incentive stock option unless the requirements of Section 422(c)(5) of the Code are satisfied.

Grant Agreements

Each Award will be evidenced by a grant agreement that will provide such terms and conditions as are determined by the Committee, consistent with the Plan.  The grant agreement will determine the effect on an Award of the participant's disability, death, retirement, involuntary termination, termination for cause or other termination of employment or service, and the extent to which and period during which Awards may be exercised.  If a grant agreement does not provide otherwise, vested options may be exercised for a period of 90 days following the date the participant ceases to be an employee or director of the Company, its subsidiaries or affiliates; and unvested options and restricted stock awards and stock units are forfeited on the date the participant ceases to be an employee or director of the Company, its subsidiaries or affiliates.

Options

Each stock option agreement will identify whether an option is an incentive stock option or nonstatutory stock option and will specify, among other terms, when the option becomes exercisable, the exercise price of the option (which may not be less than fair market value on the grant date) and the term of the option (not to exceed 10 years from date of grant).

The exercise price of an option may be paid in cash, by surrendering shares of Common Stock owned by the optionee, or, in the discretion of the Committee, by means of broker-assisted cashless exercise through delivery to the Company of an exercise notice together with a copy of irrevocable instructions to a broker to deliver to the Company the amount of sale or loan proceeds to pay the exercise price.

Restricted Stock Awards

Restricted stock awards may be subject to time-based vesting and/or performance-based vesting and such other terms and conditions as the Committee determines appropriate.  Restricted stock awards may or may not require payment of the purchase price of any shares of Common Stock subject to the award, and will specify whether the participant will have all of the rights of a holder of shares of Common Stock of the Company, including the right to receive dividends and to vote the shares.

Performance-Based Awards

Any Award of restricted stock granted under the Plan may be granted in a manner such that the Award qualifies for the performance-based compensation exemption of Section 162(m) of the Code ("Performance-Based Awards"), as determined by the Committee in its sole discretion.  Performance-Based Awards may vest and/or be payable upon Company sales or revenue, gross margin, net earnings, return on equity or invested capital, or any of such performance criteria as established by the Committee at the time of each Award.

EXHIBIT A - Page 11

Adjustments

In the event of a subdivision of the outstanding Common Stock, a dividend payable in Common Stock or the combination or consolidation of the outstanding shares of Common Stock into a lesser number of shares, corresponding adjustments will automatically be made to (i) the number of options and restricted shares available for future Awards, (ii) the number of shares of Common Stock covered by each outstanding option, and (iii) the exercise price under each outstanding option.  In the event of a declaration of an extraordinary dividend payable in a form other than Common Stock in an amount that has a material effect on the price of the Common Stock, a recapitalization, a spin-off, merger, consolidation or a similar occurrence, the Committee will make adjustments as it, in its sole discretion, deems appropriate, including, but not limited to, the cancellation of outstanding awards following the provision of notice to Plan participants and an opportunity to exercise such Award, if applicable.

Effect of Change in Control

In the event of a Change in Control of the Company, as defined in the Plan, or in the event of a fundamental change in the business condition or strategy of the Company, the Committee may determine that each outstanding stock option will become immediately exercisable to the full extent theretofore not exercisable.  In the event of (i) a merger, exchange or consolidation in which the Company is not the resulting or surviving corporation (or in which the Company is the resulting or surviving corporation but becomes a subsidiary of another corporation), or (ii) the dissolution or liquidation of the Company, the Committee will, in its sole discretion, decide either (x) that outstanding options will be converted into options to purchase stock in the surviving corporation or the acquiring corporation, or (y) to provide a 30-day period prior to the consummation of the transaction during which outstanding options may be exercised without any limitation on exercisability, and upon consummation of such transaction, all unexercised options will immediately terminate.  Further, any Award will be subject to such conditions as necessary to comply with federal and state securities laws, the performance-based exception of Section 162(m) of the Code, or understandings or conditions as to the participant's employment in addition to those specifically provided for under the Plan.

Term, Amendment and Termination

The effective date of the Plan is February 10, 2010, the date the Plan was adopted by the Board.  The Plan remains in effect until terminated by the Board, except that Awards may not be granted more than 10 years after the effective date of the Plan.

The Committee may, at any time and for any reason, amend or terminate the Plan.  An amendment of the Plan will be subject to the approval of the Company's shareholders only to the extent required by applicable laws, regulations or rules or requirements of any applicable stock exchange.  The termination or amendment of the Plan will not affect any Award previously granted under the Plan.

The Committee may amend the terms of any Award previously granted (and the related Award agreement), prospectively or retroactively, but generally, no such amendment may impair the rights of any participant without his or her consent and no such amendment may effect a repricing of any Award without approval of the Company's shareholders.

Federal Income Tax Information

The following is a brief summary of the federal income tax consequences of certain transactions under the Plan based on federal income tax laws in effect as of the date of this Notice of Meeting.  This summary is not intended to be exhaustive and does not describe state or local tax consequences.  Additional or different federal income tax consequences to the Plan participant or the Company may result depending upon other considerations not described below.

EXHIBIT A - Page 12

Certain options under the Plan are intended to qualify as "incentive stock options" for federal income tax purposes.  Under the federal income tax laws in effect as of the date of this Notice of Meeting, an option holder will recognize no regular income upon grant or exercise of an incentive stock option.  (The spread on exercise of an incentive stock option is taken into account for purposes of calculating the alternative minimum tax.)  If an option holder exercises an incentive stock option and does not dispose of the shares acquired within two years of the date of grant and within one year following the date of exercise, the later sales of the shares will qualify for capital gains treatment.  If an option holder disposes of shares acquired upon exercise of an incentive stock option before either the one-year or the two-year holding period (a "disqualifying disposition"), the option holder will recognize compensation income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the fair market value of the shares on the date of disposition over the option price.  Any additional gain realized upon the disqualifying disposition will be eligible for capital gains treatment.

The Company generally will not be allowed any deduction for federal income tax purposes at either the time of grant or the time of exercise of an incentive stock option.  However, upon any disqualifying disposition by an employee, the Company will be entitled to a deduction to the extent the employee recognized compensation income.

Certain options under the Plan will be treated as "nonstatutory stock options" for federal income tax purposes.  Under the federal income tax laws in effect as of the date of this Notice of Meeting, no income is realized by the holder of a nonstatutory stock option until the option is exercised.  At the time of exercise, the option holder will recognize ordinary income, and the Company will be entitled to a deduction, in the amount by which the fair market value of the shares acquired exceeds the exercise price at the time of exercise.  The Company is required to withhold employment taxes on such income.  Upon the sale of shares acquired upon exercise of a nonstatutory stock option, the option holder will receive capital gains treatment on the difference between the amount realized from the sale and the fair market value of the shares on the date of exercise.  Such capital gains treatment will be short-term or long-term, depending on the length of time the shares were held.

Vote Required

The affirmative vote of a majority of the shares of Common Stock and the Series D Preferred Stock, voting together as a single class, is required to approve the Plan.  Holders of more than 85% of the Common Stock and 100% of the Series D Preferred Stock have informed the Company of their intent to vote in favor of the Plan.

EXHIBIT A - Page 13

EXHIBIT B

Proposed Amendments

Reverse Stock Split

Article II(A) of the Amended and Restated Articles of Incorporation, as amended, of microHelix, Inc. is hereby amended by adding, to the end of such Article, the following:

"Effective upon the filing of this Amendment (the "Effective Time") each ten (10) shares of Common Stock issued and outstanding immediately prior to the Effective Time ("Old Common Stock") shall be combined and reclassified (the "Reverse Stock Split") as one (1) share of fully paid and nonassessable Common Stock of the Company ("New Common Stock").  No fractional shares of Common Stock of the Company shall be issued as a result of the Reverse Stock Split.  A holder of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share of Common Stock as a result of the Reverse Stock Split shall, in lieu thereof, be entitled to receive a whole share, and the Company shall round up each such fractional share to the nearest whole share.  Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder's certificate(s) representing Old Common Stock (whether one or more, "Old Certificates") for cancellation pursuant to procedures adopted by the Company, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, "New Certificates") into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof.  From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates."

Common Stock Amendment

Article II(A) and (B) of the Amended and Restated Articles of Incorporation, as amended, of microHelix, Inc. is hereby amended to read in its entirety as follows:

"Article II

"A.           The Corporation is authorized to issue shares of two classes of stock:  75,000,000 shares of Common Stock, of which 65,000,000 shares are designated Class A Common Stock and 10,000,000 shares are designated Class B Common Stock, and 10,000,000 shares of Preferred Stock.

"Effective upon the filing of this Amendment each share of New Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted, without any further action on the part of the shareholder, into one share of Class A Common Stock ("New Class A Common Stock").  Following the Effective Time, each holder of New Common Stock shall be entitled to receive upon surrender of such holder's certificate(s) representing New Common Stock (whether one or more, "New Certificates") for cancellation pursuant to procedures adopted by the Company, a certificate(s) representing the number of shares of Class A Common Stock (whether one or more, "Class A Certificates") into which and for which the shares of New Common Stock formerly represented by such New Certificates so surrendered are reclassified under the terms hereof.  From and after the Effective Time, New Certificates shall represent only the right to receive Class A Certificates.

EXHIBIT B - Page 1

"B.           Voting and Conversion.

1.           Voting.  Holders of Class A Common Stock are entitled to one vote per share on any matter submitted to the shareholders, and holders of Class B Common Stock are entitled to ten votes per share on any matter submitted to the shareholders.  On dissolution, liquidation, or winding up of the corporation, after any preferential amount with respect to the Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate in the distribution of assets are entitled to receive the net assets of the Corporation.

2.           Right to Convert Class B Common Stock.  Each share of Class B Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for the Class B Common Stock, into Class A Common Stock at the initial conversion rate of one fully paid and nonassessable share of Common Stock for each share of Class B Common Stock, subject, however, to the adjustments described below.  (The number of shares of Common Stock into which each share of Class B Common Stock may be converted is referred to as the "Conversion Rate.").

(i)           Mechanics of Conversion.  Conversion may be affected as to all or any whole number of shares evidenced by any certificate for shares of Class B Common Stock.  Before any holder of Class B Common Stock shall be entitled to convert such Class B Common Stock into shares of Class A Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for such series of Class B Common Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid, together with certificates representing the number of shares of Class B Common Stock not then being converted, if the certificate for the shares of Class B Common Stock surrendered includes shares which are not being converted.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.

(ii)           Adjustment of Conversion Rate for Combinations or Consolidations of Class A Common Stock.  In the event the Company, at any time or from time to time after the effective date of the issuance of the Class B Common Stock (the "Original Issue Date"), effects a subdivision or combination of its outstanding Class A Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of outstanding Class B Common Stock, then, and in each such event, the Conversion Rate for such series of Class B Common Stock shall be increased or decreased proportionately.

EXHIBIT B - Page 2

(iii)           Adjustment of Conversion Rate for Dividends, Distributions and Class A Common Stock Equivalents.  In the event the Company, at any time or from time to time after the Original Issue Date of the Class B Common Stock, shall make or issue, or fix a record date for the determination of holders of Class A Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Class A Common Stock or other securities or rights ("Class A Common Stock Equivalents") convertible into or entitling the holder thereof to receive additional shares of Class A Common Stock without payment of any consideration by such holder for such Class A Common Stock Equivalents or the additional shares of Class A Common Stock, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Class A Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Class A Common Stock Equivalents shall be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event the Conversion Rate shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate by a fraction:

a.  the numerator of which shall be the total number of shares of Class A Common Stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Class A Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents; and

b.  the denominator of which shall be the total number of shares of Class A Common Stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Rate shall be adjusted pursuant to this paragraph b as of the time of actual payment of such dividends or distribution; (b) if such Class A Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Class A Common Stock issuable upon conversion or exercise thereof, the Conversion Rate shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Class A Common Stock Equivalents then outstanding; and (c) upon the expiration of any rights or conversion or exercise under any unexercised Class A Common Stock Equivalents, the Conversion Rate computed upon the original issue thereof shall, upon such expiration, be recomputed as if the only additional shares of Class A Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Class A Common Stock Equivalents.

(iv)           No Impairment.  The Company shall not, by amendment of its Articles of Incorporation, or through any reorganization, recapitalization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Article II.B. and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Class B Common Stock against impairment.

EXHIBIT B - Page 3

(v)           No Fractional Shares and Certificate as to Adjustments.

a.           No fractional shares shall be issued upon the conversion of any share or shares of the Class B Common Stock, and the number of shares of Class A Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Class B Common Stock the holder is at the time converting into Class A Common Stock and the number of shares of Class A Common Stock issuable upon such aggregate conversion.

b.           Upon the occurrence of each adjustment or readjustment of the Conversion Rate of Class B Common Stock pursuant to this Article II.B.2, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Class B Common Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Class B Common Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Rate for the Class B Common Stock at the time in effect, and (iii) the number of shares of Class A Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Class B Common Stock.

(vi)           Notices of Record Date.  In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Class B Common Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right; provided, that such notice period may be shortened or waived upon the vote or consent, either in writing or at a meeting, of the holders of at least two-thirds (2/3) of the then outstanding shares of Class B Common Stock.

(vii)           Reservation of Class A Common Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such Class B Common Stock, in addition to such other remedies as shall be available to the holder of such Class B Common Stock, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Articles of Incorporation.

(viii)           Notices.  Any notice required to be given to the holders of shares of Class B Common Stock shall be deemed given at the earlier of when actually received or when deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Company."

EXHIBIT B - Page 4

Name Change Amendment

Article I of the Amended and Restated Articles of Incorporation, as amended, of microHelix, Inc. is hereby amended to read in its entirety as follows:

"Article I

"The name of the Corporation is CarePayment Technologies, Inc."

EXHIBIT B - Page 5

EXHIBIT C

2010 Stock Incentive Plan

Attached.

EXHIBIT C - Page 1

Exhibit C

MICROHELIX, INC.
2010 STOCK INCENTIVE PLAN

ARTICLE 1.       PURPOSE.

microHelix, Inc. (the "Company") has adopted this 2010 Stock Incentive Plan (this "Plan") in order to enable the Company to attract and retain highly qualified employees and directors and to promote a close identity of interests between the Company's employees, directors and its shareholders through the opportunity to acquire or increase a proprietary interest in the Company.  The Plan seeks to achieve this purpose by providing for awards in the form of Options (which may constitute incentive stock options or nonstatutory stock options) or Restricted Stock.  Capitalized terms not elsewhere defined have the meanings as defined in Article 14.

ARTICLE 2.       ADMINISTRATION.

2.1         Committee Composition.   The Committee shall administer the Plan.  The Committee shall consist exclusively of two or more Directors of the Company, one of which must be a non-executive director, who shall be appointed by the Board.  If the Board has not appointed a Committee, the Board shall administer the Plan, and all references in the Plan to the Committee shall be deemed to mean the Board.  In addition, unless otherwise determined by the Board, at all times that the Company is subject to Section 16 of the Exchange Act, the composition of the Committee shall satisfy:

(a)       Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act;

(b)      Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code (or its successor); and

(c)       Such requirements as the applicable national securities exchange may establish for independent directors under its rules (e.g., Nasdaq Rule 5605(a)(2), or its successor).

2.2         Authority of the Committee.   Subject to the provisions of the Plan, the Committee shall have sole authority, in its discretion, to determine:  (a) which Employees and Directors shall receive awards, (b) the time or times when awards shall be granted, (c) the type or types of awards to be granted, and (d) the number of Shares which may be issued under each award.  In making such determinations the Committee may take into account the nature of the services rendered by the respective individuals, their present and potential contribution to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant.  The Committee shall also have such additional powers as are delegated to it by the Plan.  Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as ISOs, and to make all other determinations necessary or advisable for administering the Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an award in the manner and to the extent it shall deem expedient to carry it into effect.  The determinations of the Committee on the matters referred to in this Section 2.2 shall be conclusive.  The Committee shall report all actions taken under the Plan to the Board within a reasonable time after taking such action.

ARTICLE 3.       SHARES AVAILABLE FOR GRANTS.

3.1          Basic Limitations.   Shares issued pursuant to the Plan may be authorized but unissued shares.  The maximum aggregate number of Shares reserved and available for issuance pursuant to awards under the Plan is 8,783,383, subject to adjustment pursuant to Section 8.1.  The aggregate number of Shares with respect to which Options may be granted to any individual Participant during any calendar year shall not exceed 7,500,000.

3.2          Additional Shares.   If Shares of Restricted Stock or Shares issued upon the exercise of Options are forfeited, then such Shares shall again become available for awards under the Plan.  If Options are forfeited or terminate for any other reason before being exercised, then the corresponding Shares shall again become available for awards under the Plan.  If Shares of Restricted Stock are surrendered to or withheld by the Company to satisfy tax withholding obligations, such Shares shall again become available for awards under the Plan.  The foregoing notwithstanding, the aggregate number of Shares that may be issued under the Plan upon exercise of ISOs shall not be increased when Restricted Stock or other Shares are forfeited.

ARTICLE 4.       ELIGIBILITY.

4.1          Incentive Stock Options.   Only Employees shall be eligible for the grant of ISOs.  In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(5) of the Code are satisfied.

4.2          Other Grants.   Only Employees and Directors shall be eligible for the grant of Restricted Stock or NSOs.

ARTICLE 5.       OPTIONS.

5.1          Stock Option Agreement.   Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company.  Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The Stock Option Agreement shall specify whether the Option is an ISO or a NSO.  Any Option not clearly identified as an ISO shall be deemed an NSO.  The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

5.2          Number of Shares; Grant Date.   Each Stock Option Agreement shall specify the grant date, the number of Shares subject to the Option and shall provide for the adjustment of such number in accordance with Section 8.1.  The Grant Date shall be the date that the award was approved by the Committee.

5.3          Exercise Price.   Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an Option shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant.

5.4          Exercisability and Term.   Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable.  The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed 10 years from the date of grant.  A Stock Option Agreement may provide for accelerated exercisability and vesting in the event of the Optionee's death, Disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's Service.  Whether an authorized leave of absence, military or governmental service, Disability or temporary absence from employment for any other reason constitutes the termination of employment for purposes of the Plan shall be conclusively determined by the Committee.  Unless the Stock Option Agreement evidencing an Option provides otherwise, the following provisions shall apply in the event of the Optionee's termination of Service as an Employee or Director:

(a)       In the event an Optionee's Service terminates for any reason other than because of retirement, Disability or death, any Option held by the Optionee may be exercised at any time prior to the expiration date of the Option, or the expiration of three months after the date of such termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination.

(b)      In the event an Optionee's Service terminates for any reason other than because of Disability or death and the Optionee has obtained age 65 or older as of the date of such termination, any Option held by the Optionee may be exercised at any time prior to the original expiration date of the Option, but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination.

(c)       In the event an Optionee's Service terminates because of Disability, any Option held by the Optionee may be exercised at any time prior to the expiration date of the Option or the expiration of one year after the date of such termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination.

(d)      In the event of the death of an Optionee while providing Service to the Company or any Affiliate, such Option shall become immediately exercisable in its entirety and may be exercised at any time prior to the expiration date of the Option, or the expiration of one year after the date of such death, whichever is the shorter period, but only by the person or persons to whom such Optionee's rights under the Option shall pass by the Optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

(e)       The Committee, at the time of grant or at any time thereafter, may extend the post-termination expiration periods otherwise applicable to options any length of time not later than the original expiration date of the Option, and may increase the portion of the Option that is exercisable and vested, subject to such terms and conditions as the Committee may determine.

(f)       To the extent that the Option of any deceased Optionee, or of any Optionee whose Service terminates, is not exercised within the applicable period, all further rights to purchase Shares pursuant to such Option shall cease and terminate.

5.5          Limitation on ISOs.   To the extent that an aggregate Fair Market Value of Shares with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year under the Plan and any other plan of the Company or its Affiliates shall exceed $100,000, such Option shall be treated as a NSO.  Such Fair Market Value shall be determined as of the date on which such ISO was granted.

ARTICLE 6.       PAYMENT FOR OPTION SHARES.

6.1         General Rule.   The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Shares are purchased, except as follows:

(a)       In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement.  The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 6.

(b)      In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this Article 6.

6.2          Surrender of Stock.   To the extent that this Section 6.2 is applicable, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee, which have been held and fully paid for by the Optionee for at least six months prior to the date of such exercise.  Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.  The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

6.3          Exercise/Sale.   To the extent that this Section 6.3 is applicable and to the extent permitted by applicable laws, regulations and rules, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

6.4          Exercise/Pledge.   To the extent that this Section 6.4 is applicable and to the extent permitted by applicable laws, regulations and rules, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to pledge all or part of the Shares being purchased under the Plan to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company.

6.5          Promissory Note.   To the extent that this Section 6.5 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) a full-recourse promissory note.

6.6         Other Forms of Payment.   To the extent that this Section 6.6 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 7.       RESTRICTED STOCK.

7.1          Restricted Stock Agreement.   Each grant of Restricted Stock under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company.  Such Restricted Stock shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

7.2          Payment for Awards.   Subject to the following sentence, Restricted Stock may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services.

7.3          Vesting Conditions.   Awards of Restricted Stock may be subject to vesting.  Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement.  A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant's death, Disability or retirement or other events.

7.4          Performance-Based Awards.  The Committee may grant performance-based awards of Restricted Stock to employees of the Company.  The number of Shares of each performance-based award shall be limited to such number of Shares whose aggregate Fair Market Value, as of the date of the award, does not exceed an amount equal to the recipient's annual base salary at the time of the award.  The performance criteria of each performance-based award may be based upon Company sales or revenue, gross margin, net earnings, or return on equity or invested capital, or any of such performance criteria, as established by the Committee at the time of each award.

7.5          Effect of Change in Control.  The Committee may determine, at the time of granting Restricted Stock or thereafter, that all or part of such Restricted Stock shall become vested in the event that a Change in Control occurs with respect to the Company or in the event that the Participant is subject to an involuntary termination after a Change in Control.

7.6          Voting and Dividend Rights.   The holders of Restricted Stock awarded under the Plan shall have the same voting, dividend and other rights as the Company's other shareholders.  A Restricted Stock Agreement, however, may require that the holders of Restricted Stock invest any cash dividends received in additional Restricted Stock.  Such additional Restricted Stock shall be subject to the same conditions and restrictions as the award with respect to which the dividends were paid.

ARTICLE 8.       CORPORATE EVENTS.

8.1          Adjustments.   In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares or in the event of a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, corresponding adjustments shall automatically be made in each of the following:

(a)       The number of Options and shares of Restricted Stock available for future awards under Article 3;

(b)      The number of Shares covered by each outstanding Option; or

(c)       The Exercise Price under each outstanding Option.

In the event of a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a recapitalization, a spin-off, merger, consolidation or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate, including, but not limited to, the cancellation of outstanding awards following the provision of notice to Participants and an opportunity to exercise such award, if applicable.  Except as provided in this Article 8, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

8.2          Dissolution or Liquidation.   To the extent not previously exercised Options shall terminate immediately prior to the dissolution or liquidation of the Company.

8.3          Discretionary Acceleration of Options Upon Change of Control.

(a)       In the event of a Change in Control, the Committee may determine that each outstanding Option shall become immediately exercisable to the full extent theretofore not exercisable.  Notwithstanding the foregoing, any Optionee shall be entitled to decline the acceleration of all or any of his or her Options, if he or she determines that such acceleration may result in adverse tax consequences to him or her.

(b)      In the event of:  (i) a merger, exchange or consolidation in which the Company is not the resulting or surviving corporation (or in which the Company is the resulting or surviving corporation but becomes a subsidiary of another corporation); (ii) a transfer of all or substantially all the assets of the Company; (iii) the transfer of more than 50% of the stock of the Company, or (iv) the dissolution or liquidation of the Company (each, a "Transaction"), the Committee shall notify Optionees in writing of the proposed Transaction (the "Proposal Notice") at least 30 days prior to the effective date of the proposed Transaction.  The Committee shall, in its sole discretion, and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding Options under the Plan:

(i)      Outstanding Options shall be converted into Options to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction.  The amount, type of securities subject thereto and exercise price of the converted Options shall be determined by the Committee and based on the exchange rate, if any, used in determining shares of the surviving corporation to be issued to Optionees of shares of the Company.  If there is no exchange rate in the Transaction, the Committee shall, in making its determination, take into account the relative values of the companies involved in the Transaction and such other factors as it deems relevant.  Such converted Options shall be fully vested.

(ii)    The Committee shall provide a 30-day period prior to the consummation of the Transaction during which outstanding Options may be exercised without any limitation on exercisability, and upon consummation of such Transaction, all unexercised Options shall immediately terminate.  If the Committee elects to provide such 30-day period for the exercise of Options, the Proposal Notice shall so state.  Optionees, by written notice to the Company, may exercise their Options and, in so exercising the Options, may condition such exercise upon, and provide that such exercise shall become effective immediately prior to, the consummation of the Transaction, in which event Optionees need not make payment for the Shares to be purchased upon exercise of Options until five days after written notice by the Company to the Optionees that the Transaction has been consummated (the "Transaction Notice").  If the Transaction is consummated, each Option, to the extent not previously exercised prior to the consummation of the Transaction, shall terminate and cease being exercisable as of the effective date of such consummation.  If the Transaction is abandoned, (A) all outstanding Options not exercised shall continue to be exercisable, to the extent such Options were exercisable prior to the date of the Proposal Notice, and (B) to the extent that any Options not exercised prior to such abandonment shall have become exercisable solely by operation of this Section 8.3, such exercisability shall be deemed annulled, and the exercisability provisions otherwise in effect shall be reinstituted, as of the date of such abandonment.

ARTICLE 9.       AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs.  Such awards may be settled in the form of Shares issued under this Plan.  Such Shares shall, when issued, reduce the number of Shares available under Article 3.

ARTICLE 10.     LIMITATION ON RIGHTS.

10.1       Retention Rights.   Neither the Plan nor any award granted under the Plan shall be deemed to give any individual a right to remain an Employee or Director.  The Company and its Affiliates reserve the right to terminate the Service of any Employee or Director at any time, with or without cause, subject to applicable laws, the Company's articles of incorporation and by-laws and a written employment agreement (if any).

10.2       Shareholders' Rights.   A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by his or her award prior to the time when a stock certificate for such Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Shares by filing any required notice of exercise and paying any required Exercise Price.  No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

10.3       Regulatory Requirements.   Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required.  The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to any award prior to the satisfaction of all legal requirements relating to the issuance of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 11.     WITHHOLDING TAXES.

11.1       General.   To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan.  The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

11.2       Share Withholding.   To the extent that applicable law subjects a Participant to tax withholding obligations, the Committee may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired.  Such Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered.

ARTICLE 12.     PLAN TERM; AMENDMENT AND TERMINATION.

12.1       Term of the Plan.   The Plan, as set forth herein, shall become effective as of the date it is adopted by the Board, and shall remain in effect until it is terminated under Section 12.2, except that no ISOs shall be granted on or after the 10th anniversary of the later of (a) the date when the Board adopted the Plan or (b) the date when the Board adopted the most recent increase in the number of Shares available under Article 3 that was approved by the Company's shareholders.

12.2       Amendment or Termination.   The Board may, at any time and for any reason, amend or terminate the Plan.  An amendment of the Plan shall be subject to the approval of the Company's shareholders only to the extent required by applicable laws, regulations or rules or requirements of any applicable governmental authority or listing organization governing the trading of the Company's stock.  No awards shall be granted under the Plan after the termination thereof.  The termination of the Plan, or any amendment thereof, shall not affect any award previously granted under the Plan.

The Committee may amend the terms of any award theretofore granted (and the award agreement with respect thereto), prospectively or retroactively, but subject to Section 11.1 of the Plan, no such amendment shall impair the rights of any Participant without his or her consent and no such amendment may effect a repricing of any award without approval of the Company's shareholders.

ARTICLE 13.     LIMITATION ON CHANGE IN CONTROL PAYMENTS.

13.1       Scope of Limitation.   This Article 13 shall apply to an award only if:

(a)       The independent auditors most recently selected by the Board (the "Auditors") determine that the after-tax value of such award to the Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under section 4999 of the Code), will be greater after the application of this Article 13 than it was before the application of this Article 13; or

(b)      The Committee, at the time of making an award under the Plan or at any time thereafter, specifies in writing that such award shall be subject to this Article 13 (regardless of the after-tax value of such award to the Participant).

If this Article 13 applies to an award, it shall supersede any contrary provision of the Plan or of any award granted under the Plan.

13.2       Basic Rule.   In the event that the Auditors determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a "Payment") would be nondeductible by the Company for federal income tax purposes because of the provisions concerning "excess parachute payments" in section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount.  For purposes of this Article 13, the "Reduced Amount" shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of section 280G of the Code.

13.3       Reduction of Payments.   If the Auditors determine that any Payment would be nondeductible by the Company because of section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice.  If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election.  For purposes of this Article 13, present value shall be determined in accordance with section 280G(d)(4) of the Code.  All determinations made by the Auditors under this Article 13 shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a Payment becomes payable or transferable.  As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

13.4       Overpayments and Underpayments.   As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an "Overpayment") or that additional Payments which will not have been made by the Company could have been made (an "Underpayment"), consistent in each case with the calculation of the Reduced Amount hereunder.  In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the Auditors believe has a high probability of success, determine that an Overpayment has been made, the Participant shall repay such Overpayment to the Company; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under section 4999 of the Code.  In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

13.5       Related Corporations.   For purposes of this Article 13, the term "Company" shall include affiliated corporations to the extent determined by the Auditors in accordance with section 280G(d)(5) of the Code.

ARTICLE 14.     DEFINITIONS.

14.1       "Affiliate" means any Parent or Subsidiary.

14.2       "Board" means the Company's Board of Directors.

14.3       "Change in Control" means:

(a)       A change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated pursuant to the Exchange Act as in effect on the date this Plan was initially adopted; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any person hereafter becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 30 percent or more of the combined voting power of the Company's voting securities; or

(b)      During any period of 12 consecutive calendar months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, by the Company's shareholders of each new Director was approved by a vote of at least a majority of the Directors then still in office who were Directors at the beginning of the period; or

(c)       There shall be consummated (i)  any consolidation, merger or exchange involving the Company in which the Company is not the continuing or surviving corporation or pursuant to which voting securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of voting securities immediately prior to the merger have the same, or substantially the same, proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or

(d)      Approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

14.4       "Code" means the Internal Revenue Code of 1986, as amended.

14.5       "Committee" means the compensation committee of the Board, which is composed of Directors as described in Article 2.

14.6       "Company" means microHelix, Inc. an Oregon corporation.

14.7       "Director" means a member of the Board.

14.8       "Disability" means the condition of being permanently disabled within the meaning of Code Section 22(e)(3), namely being unable to engage in any substantial gainful employment be reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than 12 months.

14.9       "Employee" means a common-law employee of the Company or an Affiliate.

14.10     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

14.11     "Exercise Price" means the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.

14.12     "Fair Market Value" means the closing or last sale price of the common stock on the primary exchange for the common stock (as determined by the Board of Directors) or reported by such quotation system on the trading day immediately preceding the date of grant (or, if no shares were traded on such day, as of the next preceding day on which there was such a trade), if the Company's common stock is listed or admitted to unlisted trading privileges on any national securities exchange, or is not so listed or admitted but transactions in the common stock are reported on an inter-dealer quotation system.  In the event common stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

14.13     "ISO" means an incentive stock option described in section 422(b) of the Code.

14.14     "NSO" means a stock option not described in sections 422 or 423 of the Code.

14.15     "Option" means an ISO or NSO granted under the Plan and entitling the holder to purchase Shares.

14.16     "Optionee" means an individual or estate who holds an Option.

14.17     "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

14.18     "Participant" means an individual or estate who holds an award.

14.19     "Plan" means this 2010 Stock Incentive Plan, as amended from time to time.

14.20     "Restricted Stock" means Shares awarded under the Plan.

14.21     "Restricted Stock Agreement" means the agreement between the Company and the recipient of a Restricted Stock award that contains the terms, conditions and restrictions pertaining to such Restricted Stock.

14.22     "Service" means service as an Employee or Director.

14.23     "Share" or "Shares" means one or more shares of the Common Stock of the Company, including any stock into which the Common Stock may be converted into in the future.

14.24     "Stock Option Agreement" means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

14.25     "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.